Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Form S-8 (No. 333-114534, No. 33-57308, No. 33-59697, No. 333-36497 and No. 333-61816) of Ameron International Corporation of our report dated June 22, 2011 with respect to the financial statements and supplemental schedule of the Ameron International Corporation 401(k) Retirement Savings Plan as of December 31, 2010 and 2009 and for the year ended December 31, 2010, which appears in this Form 11-K.

/s/ Farber Hass Hurley, LLP
Valencia, California
June 29, 2011